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INFORMATION REQUIREMENTS FOR FILINGS UPON ACQUISITION OF
FIVE PERCENT OF A CLASS OF EQUITY SECURITIES SUBJECT TO
THE REPORTING REQUIREMENTS OF THE 1934 ACT

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ______ )*

Novametrix Medical Systems, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)


(CUSIP Number)

Dr. Charles F. Manning, Jr., 1831 Ox Bottom Road, Tallahassee, Florida 32312 (Name, Address and Telephone Number of Person Authorized to Receive Notices
 and Communications)

April 2, 1997
(Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box _____.

  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

        Check the following box if a fee is being paid with this statement X.
         (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.
         (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


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CUSIP No.

(1)  Names of Reporting Persons. S.S. or I.R.S.
      Identification Nos. of Above Persons  See Exhibit A
(2)  Check the Appropriate Box if a Member of a Group
      (See Instructions)   (a) X   (b)
(3)  SEC use Only
(4)  Source of Funds (See Instructions)  PF for all reporting persons
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
(6)  Citizen or Place of Organization  United States

Number of Shares Beneficially Owned by Each Reporting Person With
(7)  Sole Voting Power        See Exhibit A
(8)  Shared Voting Power      See Exhibit A
(9)  Sole Dispositive Power   See Exhibit A
(10) Shared Dispositive Power See Exhibit A
(11) Aggregate Amount Beneficially Owned by Each
      Reporting Person        See Exhibit A
(12) Check if the Aggregate Amount in Row (11)
      Excludes Certain Shares (See Instructions)
(13) Percent of Class Represented by Amount in Row (11) See Exhibit A
(14) Type of Reporting Person (See Instructions) IN


EXHIBIT A

      1.   Item 1:     John P. & Barbara P. Mahoney
                       ###-##-####   ###-##-####
           Item 7:     6,034
           Item 8:     194,741
           Item 9:     6,034
           Item 10:    211,175
           Item 11:    217,209
           Item 13:    3.1%

      2.   Item 1:     Todd & Rose M. Patterson
                       ###-##-####   ###-##-####
           Item 7:     0
           Item 8:     30,000
           Item 9:     0
           Item 10:    30,000
           Item 11:    30,000
           Item 13:    .4%

      3.   Item 1:     Gary W. & Teresa C. Cater
                       ###-##-####   ###-##-####
           Item 7:     0
           Item 8:     10,000
           Item 9:     0
           Item 10:    10,000
           Item 11:    10,000
           Item 13:    .1%

      4.   Item 1:     David T. & Gillian L. Stewart
                       ###-##-####   ###-##-####
           Item 7:     0
           Item 8:     4,000
           Item 9:     0
           Item 10:    4,000
           Item 11:    4,000
           Item 13:    .1%

      5.   Item 1:     Charles F. & Meredith S. Manning
                       ###-##-####   ###-##-####
           Item 7:     6,470
           Item 8:     58,860
           Item 9:     7,930
           Item 10:    68,860
           Item 11:    76,790
           Item 13:    1.1%

      6.   Item 1:     Arthur R. & Virginia Lynn Carlson
                       ###-##-####   ###-##-####
           Item 7:     200
           Item 8:     400
           Item 9:     200
           Item 10:    1,400
           Item 11:    1,600
           Item 13:    0%

      7.   Item 1:     Sandra Schwemmer
                       ###-##-####
           Item 7:     25,615
           Item 8:     0
           Item 9:     48,295
           Item 10:    0
           Item 11:    48,295
           Item 13:    .7%

      8.   Item 1:     Mike Stary
                       ###-##-####
           Item 7:     81,020
           Item 8:     0
           Item 9:     83,110
           Item 10:    0
           Item 11:    83,110
           Item 13:    1.2%

      9.   Item 1:     Henry J. and Angela S. Yee
                       ###-##-####   ###-##-####
           Item 7:     5,854
           Item 8:     73,540
           Item 9:     5,854
           Item 10:    98,480
           Item 11:    104,334
           Item 13:    1.5%


GENERAL INSTRUCTIONS

     Schedule 13D dated April 3, 1997 filed by the Charles F. Manning, Jr., M.D. Group regarding the common stock of Novametrix Medical Systems, Inc.

                        CHARLES F. & MEREDITH S. MANNING

ITEM 1 -  SECURITY AND ISSUER:

     a.   Security:  Common Stock

     b.   Issuer and Executive Office Address

               Novametrix Medical Systems, Inc.
               56 Carpenter Lane
               Wallingford, Connecticut 06492

ITEM 2 -  IDENTITY AND BACKGROUND

     a.   Name:  Charles F. & Meredith S. Manning

     b.   Residence or Business Address:

               1831 Ox Bottom Road
               Tallahassee, FL  32312

     c.   Present principal occupation and name of employer:

               Physician
               Pathology Associates

     d.   Criminal Convictions:  None

     e.   Civil Judgments, etc.:  None

     f.   Citizenship:  U.S. (both)

ITEM 3 -  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     Personal Investment

ITEM 4 -  PURPOSE OF TRANSACTION

     The purpose of the group is to (1) seek to place two representatives on the Board of Directors, (2) change the current management team, and (3) negotiate the sale and merger of the Corporation.

ITEM 5 -  INTEREST IN SECURITIES OF ISSUER

     a.   Number of Shares: 76,790 (of which 11,460 represents warrants)

          Percentage Ownership of Class (as of 4/28/96): 1.1%

     b. Shares of Sole Power to Vote: 6,470 (Charles) and 0 (Meredith) Shares of Joint Power to Vote: 58,860
          Shares of Sole Power to Dispose: 7,930 (Charles) and 0 (Meredith) Shares of Joint Power to Dispose: 68,860

     c.   Purchases during the last 60 days: None

     d.   Power to Direct: None

     e.   Not applicable

ITEM 6 - CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          See "Consent Form and Confirmation" attached.

ITEM 7 -  MATERIAL TO BE FILED AS EXHIBITS.

          See "Consent Form and Confirmation" attached.

                                  SCHEDULE 13D

     Schedule 13D dated April 3, 1997 filed by the Charles F. Manning, Jr., M.D. Group regarding the common stock of Novametrix Medical Systems, Inc.

                     JOHN P. MAHONEY AND BARBARA P. MAHONEY

ITEM 1 -  SECURITY AND ISSUER:

     a.   Security:  Common Stock

     b.   Issuer and Executive Office Address

               Novametrix Medical Systems, Inc.
               56 Carpenter Lane
               Wallingford, Connecticut 06492

ITEM 2 -  IDENTITY AND BACKGROUND

     a.   Name:  John P. & Barbara P. Mahoney

     b.   Residence or Business Address:

               806 Ivanhoe Road
               Tallahassee, FL  32308

     c.   Present principal occupation and name of employer:

               Physician
               Pathology Associates

     d.   Criminal Convictions:  None

     e.   Civil Judgments, etc.:  None

     f.   Citizenship:  U.S. (both)

ITEM 3 -  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     Personal Investment

ITEM 4 -  PURPOSE OF TRANSACTION

     The purpose of the group is to (1) seek to place two representatives on the Board of Directors, (2) change the current management team, and (3) negotiate the sale and merger of the Corporation.

ITEM 5 -  INTEREST IN SECURITIES OF ISSUER

     a.   Number of Shares: 217,209 (of which 10,400 represent warrants)

          Percentage Ownership of Class (as of 4/28/96): 3.1%

     b. Shares of Sole Power to Vote: 4,770 (John) and 1,264 (Barbara) Shares of Joint Power to Vote: 194,741
          Shares of Sole Power to Dispose: 4,770 (John) and 1,264 (Barbara) Shares of Joint Power to Dispose: 211,175

     c.   Purchases during the last 60 days: None

     d.   Power to Direct: None

     e.   Not applicable

ITEM 6 - CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          See "Consent Form and Confirmation" attached.

ITEM 7 -  MATERIAL TO BE FILED AS EXHIBITS.

          See "Consent Form and Confirmation" attached.

                                  SCHEDULE 13D

     Schedule 13D dated April 3, 1997 filed by the Charles F. Manning, Jr., M.D. Group regarding the common stock of Novametrix Medical Systems, Inc.

                     TODD A. PATTERSON AND ROSE M. PATTERSON

ITEM 1 -  SECURITY AND ISSUER:

     a.   Security:  Common Stock

     b.   Issuer and Executive Office Address

               Novametrix Medical Systems, Inc.
               56 Carpenter Lane
               Wallingford, Connecticut 06492

ITEM 2 -  IDENTITY AND BACKGROUND

     a.   Name:  Todd & Rose M. Patterson

     b.   Residence or Business Address:

               2700 Cline Street
               Tallahassee, FL  32312

     c.   Present principal occupation and name of employer:

               Physician
               Self-Employed

     d.   Criminal Convictions:  None

     e.   Civil Judgments, etc.:  None

     f.   Citizenship:  U.S. (both)

ITEM 3 -  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     Personal Investment

ITEM 4 -  PURPOSE OF TRANSACTION

     The purpose of the group is to (1) seek to place two representatives on the Board of Directors, (2) change the current management team, and (3) negotiate the sale and merger of the Corporation.

ITEM 5 -  INTEREST IN SECURITIES OF ISSUER

     a.   Number of Shares: 30,000 (none of which represent warrants)

          Percentage Ownership of Class (as of 4/28/96): 0.43%

     b.   Shares of Sole Power to Vote: 0 (Todd) and 0 (Rose)
          Shares of Joint Power to Vote: 30,000
          Shares of Sole Power to Dispose: 0 (Todd) and 0 (Rose)
          Shares of Joint Power to Dispose: 30,000

     c.   Purchases during the last 60 days: 10,000

     d.   Power to Direct: None

     e.   Not applicable

ITEM 6 - CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          See "Consent Form and Confirmation" attached.

ITEM 7 -  MATERIAL TO BE FILED AS EXHIBITS.

          See "Consent Form and Confirmation" attached.

                                  SCHEDULE 13D

     Schedule 13D dated April 3, 1997 filed by the Charles F. Manning, Jr., M.D. Group regarding the common stock of Novametrix Medical Systems, Inc.

                        GARY W. CATER AND TERESA C. CATER

ITEM 1 -  SECURITY AND ISSUER:

     a.   Security:  Common Stock

     b.   Issuer and Executive Office Address

               Novametrix Medical Systems, Inc.
               56 Carpenter Lane
               Wallingford, Connecticut 06492

ITEM 2 -  IDENTITY AND BACKGROUND

     a.   Name:  Gary W. & Teresa C. Cater

     b.   Residence or Business Address:

               2569 Noble Drive
               Tallahassee, FL  32312

     c.   Present principal occupation and name of employer:

               Physician
               Self-Employed

     d.   Criminal Convictions:  None

     e.   Civil Judgments, etc.:  None

     f.   Citizenship:  U.S. (both)

ITEM 3 -  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     Personal Investment

ITEM 4 -  PURPOSE OF TRANSACTION

     The purpose of the group is to (1) seek to place two representatives on the Board of Directors, (2) change the current management team, and (3) negotiate the sale and merger of the Corporation.

ITEM 5 -  INTEREST IN SECURITIES OF ISSUER

     a.   Number of Shares: 10,000 (none of which represent warrants)

          Percentage Ownership of Class (as of 4/28/96): 0.14%

     b.   Shares of Sole Power to Vote: 0 (Gary) and 0 (Teresa)
          Shares of Joint Power to Vote: 10,000
          Shares of Sole Power to Dispose: 0 (Gary) and 0 (Teresa) Shares of Joint Power to Dispose: 10,000

     c.   Purchases during the last 60 days: None

     d.   Power to Direct: None

     e.   Not applicable

ITEM 6 - CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          See "Consent Form and Confirmation" attached.

ITEM 7 -  MATERIAL TO BE FILED AS EXHIBITS.

          See "Consent Form and Confirmation" attached.

                                  SCHEDULE 13D

     Schedule 13D dated April 3, 1997 filed by the Charles F. Manning, Jr., M.D. Group regarding the common stock of Novametrix Medical Systems, Inc.

                     DAVID T. STEWART AND GILLIAN L. STEWART

ITEM 1 -  SECURITY AND ISSUER:

     a.   Security:  Common Stock

     b.   Issuer and Executive Office Address

               Novametrix Medical Systems, Inc.
               56 Carpenter Lane
               Wallingford, Connecticut 06492

ITEM 2 -  IDENTITY AND BACKGROUND

     a.   Name:  David T. & Gillian L. Stewart

     b.   Residence or Business Address:

               2528 Noble Drive
               Tallahassee, FL  32312

     c.   Present principal occupation and name of employer:

               Physician
               Pathology Associates

     d.   Criminal Convictions:  None

     e.   Civil Judgments, etc.:  None

     f.   Citizenship:  U.S. (both)

ITEM 3 -  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     Personal Investment

ITEM 4 -  PURPOSE OF TRANSACTION

     The purpose of the group is to (1) seek to place two representatives on the Board of Directors, (2) change the current management team, and (3) negotiate the sale and merger of the Corporation.

ITEM 5 -  INTEREST IN SECURITIES OF ISSUER

     a.   Number of Shares: 4,000 (none of which represent warrants)

          Percentage Ownership of Class (as of 4/28/96): 0.06%

     b.   Shares of Sole Power to Vote: 0 (David) and 0 (Gillian)
          Shares of Joint Power to Vote: 4,000
          Shares of Sole Power to Dispose: 0 (David) and 0 (Gillian) Shares of Joint Power to Dispose: 4,000

     c.   Purchases during the last 60 days: None

     d.   Power to Direct: None

     e.   Not applicable

ITEM 6 - CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          See "Consent Form and Confirmation" attached.

ITEM 7 -  MATERIAL TO BE FILED AS EXHIBITS.

          See "Consent Form and Confirmation" attached.

                                  SCHEDULE 13D

     Schedule 13D dated April 3, 1997 filed by the Charles F. Manning, Jr., M.D. Group regarding the common stock of Novametrix Medical Systems, Inc.

                   ARTHUR R. CARLSON AND VIRGINIA LYNN CARLSON

ITEM 1 -  SECURITY AND ISSUER:

     a.   Security:  Common Stock

     b.   Issuer and Executive Office Address

               Novametrix Medical Systems, Inc.
               56 Carpenter Lane
               Wallingford, Connecticut 06492

ITEM 2 -  IDENTITY AND BACKGROUND

     a.   Name:  Arthur R. & Virginia Lynn Carlson

     b.   Residence or Business Address:

               6329 Coach House Ct.
               Tallahassee, FL  32312

     c.   Present principal occupation and name of employer:

               Chief Financial Officer
               Healthplan Southeast

     d.   Criminal Convictions:  None

     e.   Civil Judgments, etc.:  None

     f.   Citizenship:  U.S. (both)

ITEM 3 -  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     Personal Investment

ITEM 4 -  PURPOSE OF TRANSACTION

     The purpose of the group is to (1) seek to place two representatives on the Board of Directors, (2) change the current management team, and (3) negotiate the sale and merger of the Corporation.

ITEM 5 -  INTEREST IN SECURITIES OF ISSUER

     a.   Number of Shares: 1,600 (of which 1,000 represents warrants)

          Percentage Ownership of Class (as of 4/28/96): 0.023%

     b. Shares of Sole Power to Vote: 200 (Arthur) and 0 (Virginia) Shares of Joint Power to Vote: 400
          Shares of Sole Power to Dispose: 200 (Arthur) and 0 (Virginia) Shares of Joint Power to Dispose: 1400

     c.   Purchases during the last 60 days: None

     d.   Power to Direct: None

     e.   Not applicable

ITEM 6 - CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          See "Consent Form and Confirmation" attached.

ITEM 7 -  MATERIAL TO BE FILED AS EXHIBITS.

          See "Consent Form and Confirmation" attached.


                                  SCHEDULE 13D

     Schedule 13D dated April 3, 1997 filed by the Charles F. Manning, Jr., M.D. Group regarding the common stock of Novametrix Medical Systems, Inc.

                                SANDRA SCHWEMMER

ITEM 1 -  SECURITY AND ISSUER:

     a.   Security:  Common Stock

     b.   Issuer and Executive Office Address

               Novametrix Medical Systems, Inc.
               56 Carpenter Lane
               Wallingford, Connecticut 06492

ITEM 2 -  IDENTITY AND BACKGROUND

     a.   Name:  Sandra Schwemmer

     b.   Residence or Business Address:

               160 Key Heights Drive
               Miami, FL  33070-2010

     c.   Present principal occupation and name of employer:

               Physician
               EmCare

     d.   Criminal Convictions:  None

     e.   Civil Judgments, etc.:  None

     f.   Citizenship:  U.S.

ITEM 3 -  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     Personal Investment

ITEM 4 -  PURPOSE OF TRANSACTION

     The purpose of the group is to (1) seek to place two representatives on the Board of Directors, (2) change the current management team, and (3) negotiate the sale and merger of the Corporation.

ITEM 5 -  INTEREST IN SECURITIES OF ISSUER

     a.   Number of Shares: 48,295 (of which 22,680 represent warrants)

          Percentage Ownership of Class (as of 4/28/96): 0.7%

     b.   Shares of Sole Power to Vote: 25,615
          Shares of Joint Power to Vote: n/a
          Shares of Sole Power to Dispose: 48,295
          Shares of Joint Power to Dispose: n/a

     c.   Purchases during the last 60 days: None

     d.   Power to Direct: None

     e.   Not applicable

ITEM 6 - CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          See "Consent Form and Confirmation" attached.

ITEM 7 -  MATERIAL TO BE FILED AS EXHIBITS.

          See "Consent Form and Confirmation" attached.

                                  SCHEDULE 13D

     Schedule 13D dated April 3, 1997 filed by the Charles F. Manning, Jr., M.D. Group regarding the common stock of Novametrix Medical Systems, Inc.

                                   MIKE STARY

ITEM 1 -  SECURITY AND ISSUER:

     a.   Security:  Common Stock

     b.   Issuer and Executive Office Address

               Novametrix Medical Systems, Inc.
               56 Carpenter Lane
               Wallingford, Connecticut 06492

ITEM 2 -  IDENTITY AND BACKGROUND

     a.   Name:  Mike Stary

     b.   Residence or Business Address:

          16780 S.W. 277th Street
          Miami, FL  33031-2722

     c.   Present principal occupation and name of employer:

               Physician
               EmCare

     d.   Criminal Convictions:  None

     e.   Civil Judgments, etc.:  None

     f.   Citizenship:  U.S.

ITEM 3 -  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     Personal Investment

ITEM 4 -  PURPOSE OF TRANSACTION

     The purpose of the group is to (1) seek to place two representatives on the Board of Directors, (2) change the current management team, and (3) negotiate the sale and merger of the Corporation.

ITEM 5 -  INTEREST IN SECURITIES OF ISSUER

     a.   Number of Shares: 83,110 (of which 2,090 represent warrants)

          Percentage Ownership of Class (as of 4/28/96): 1.2%

     b.   Shares of Sole Power to Vote: 81,020
          Shares of Joint Power to Vote: n/a
          Shares of Sole Power to Dispose: 83,110
          Shares of Joint Power to Dispose: n/a

     c.   Purchases during the last 60 days: None

     d.   Power to Direct: None

     e.   Not applicable

ITEM 6 - CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          See "Consent Form and Confirmation" attached.

ITEM 7 -  MATERIAL TO BE FILED AS EXHIBITS.

          See "Consent Form and Confirmation" attached.

                                  SCHEDULE 13D

     Schedule 13D dated April 3, 1997 filed by the Charles F. Manning, Jr., M.D. Group regarding the common stock of Novametrix Medical Systems, Inc.

                         HENRY J. YEE AND ANGELA S. YEE

ITEM 1 -  SECURITY AND ISSUER:

     a.   Security:  Common Stock

     b.   Issuer and Executive Office Address

               Novametrix Medical Systems, Inc.
               56 Carpenter Lane
               Wallingford, Connecticut 06492

ITEM 2 -  IDENTITY AND BACKGROUND

     a.   Name:  Henry J. and Angela S. Yee

     b.   Residence or Business Address:

               5137 Hampton Lake Drive
               Marietta, Georgia  30068

     c.   Present principal occupation and name of employer:

               Self-Employed

     d.   Criminal Convictions:  None

     e.   Civil Judgments, etc.:  None

     f.   Citizenship:  U.S. (both)

ITEM 3 -  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     Personal Investment

ITEM 4 -  PURPOSE OF TRANSACTION

     The purpose of the group is to (1) seek to place two representatives on the Board of Directors, (2) change the current management team, and (3) negotiate the sale and merger of the Corporation.

ITEM 5 -  INTEREST IN SECURITIES OF ISSUER

     a.   Number of Shares: 104,334 (of which 24,940 represents warrants)

          Percentage Ownership of Class (as of 4/28/96): 1.49%

     b. Shares of Sole Power to Vote: 2,946 (Henry) and 2,908 (Angela) Shares of Joint Power to Vote: 73,540
          Shares of Sole Power to Dispose: 2.946 (Henry) and 2,908 (Angela) Shares of Joint Power to Dispose: 98,480

     c.   Purchases during the last 60 days: None

     d.   Power to Direct: None

     e.   Not applicable

ITEM 6 - CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          See "Consent Form and Confirmation" attached.

ITEM 7 -  MATERIAL TO BE FILED AS EXHIBITS.

          See "Consent Form and Confirmation" attached.